August 8, 1997



      The following information was released to the news media today.

                   Hershey Foods Purchases Common Stock


Hershey, Pa. - Hershey Foods Corporation announced that it has purchased today 9,900,990 shares of its Common Stock from Hershey Trust Company, as Trustee of the Milton Hershey School Trust. The corporation paid $50.50 per share, or approximately $500 million for the shares.
     Hershey Trust Company, as Trustee of the Milton Hershey School Trust, has advised the corporation that it intends to retain voting control of the corporation, which the School Trust has held since 1918, and that it has sold the shares to diversify the School Trust's investment holdings. The Hershey Trust Company as fiduciary for the School Trust has also advised the corporation that it will continue to review the School Trust's holdings and undertake further diversification as it deems appropriate, although it has no present intention of selling additional shares.
     Hershey Trust Company, as Trustee for the School Trust, had 76.5 percent of the voting power of both classes of the corporation's common stock prior to the transaction and has 76.0 percent following the transaction. It continues to hold
99.5 percent of all Class B Common Stock shares outstanding, which carry 10 votes per share.
     Milton Hershey School, located in Hershey, Pennsylvania, is a private, non-profit boarding school for needy children. The School currently cares for over 1,000 boys and girls in grades kindergarten through twelve. The full cost of education and care for the students at the School is paid from income of the Trust created by Milton S. and Catherine S. Hershey in 1909.
     "This transaction represents an excellent opportunity to invest our free cash flow," said Kenneth L. Wolfe, Chairman and Chief Executive Officer. "Even with this repurchase, our financial flexibility to invest in our businesses and in continued future additional open market stock repurchase programs, as well as increased dividends, remains strong."
     Hershey Foods Corporation is a leading producer of a broad line of chocolate, confectionery, pasta and chocolate grocery products.

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